UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report: October 12, 2011

(Date of earliest event reported)

Oragenics, Inc

(Exact name of registrant as specified in its charter)

FL	001-32188	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3000 Bayport Drive, Suite 685 Tampa, FL		33607
(Address of principal executive offices)		(Zip Code)

813-286-7900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On October 12, 2011, Oragenics, Inc. (the “Company”) and Dr. Jeffrey D. Hillman entered into a Separation and Release Agreement (“Separation Agreement”) which provides for Dr. Hillman’s retirement from full time service to the Company and his resignation as Chief Scientific Officer and as a director of the Company, effective October 31, 2011.

Pursuant to the terms of the Separation Agreement Dr. Hillman will receive an award of 120,000 restricted shares of Company common stock subject to performance as well as time based vesting. The performance based vesting relates to the completion of certain work-in-progress concerning Company intellectual property and the time vesting is equal over a three year period with the restricted shares being subject to earlier vesting upon a change of control. The Separation Agreement also provides for the amendment of Dr. Hillman’s outstanding stock option agreements to (a) vest any unvested options and (b) extend the exercise period of such options for one year post separation of employment until October 31, 2012.

In addition and notwithstanding Dr. Hillman’s retirement, Dr. Hillman is expected to continue to be available to provide services to the Company as a consultant pursuant to the terms of a consulting agreement he entered into simultaneously with the Separation Agreement that takes effect immediately following the effective date of Dr. Hillman’s retirement. Under the terms of the Consulting Agreement, Dr. Hillman will continue to provide services to the Company for a six month period, for which Dr. Hillman will be compensated at an hourly rate for a limited number of hours over such period and on terms mutually agreed to after such limit has been reached.

Dr. Hillman’s retirement and resignation was due to his decision to retire and was not related to any disagreement or dispute with the Company’s management.

A copy of the October 14 , 2011 press release announcing the retirement and resignation of Dr. Hillman as chief scientific officer is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	FINANCIAL INFORMATION AND EXHIBITS

(d) Exhibits.

Number	Description

99.1	Press Release dated October 14, 2011.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on this 14th day of October, 2011.

ORAGENICS, INC. (Registrant)

BY:	/s/ Brian Bohunicky
Brian Bohunicky Chief Financial Officer